Exhibit 99.1

BARE ESCENTUALS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2008 RESULTS

FISCAL 2008 NET SALES GROW 9%

FISCAL 2008 NET INCOME GROWS 11%

SAN FRANCISCO, CA (February 26, 2009) — Bare Escentuals, Inc. (Nasdaq: BARE) today announced financial results for the fourth quarter and fiscal year ended December 28, 2008.

Net sales for the fourth quarter of fiscal 2008 were $147.1 million, an increase of 2% from $144.6 million in the same period last year. Net income for the fourth quarter of fiscal 2008 was $24.6 million, or $0.26 per diluted share, a decrease of 9% compared to $27.0 million, or $0.29 per diluted share, in the fourth quarter of fiscal 2007.

For the fiscal year ended December 28, 2008, net sales increased 9% to $556.2 million from $511.0 million in fiscal 2007. Net income for fiscal 2008 was $98.0 million, or $1.05 per diluted share, an increase of 11% compared to net income of $88.1 million, or $0.95 per diluted share, in fiscal 2007.

“While we are pleased that we were able to deliver positive revenue growth in the quarter, particularly in light of overall declines in the prestige cosmetics market, it is clear to us and to everyone in our industry that consumers are under great pressure, and we expect that dynamic to continue for some time,” said Leslie Blodgett, Chief Executive Officer.

Leslie added, “In full recognition of those challenges, we’re cautiously encouraged about our overall position and by the way the unique strength of our brand and our deep connection with our loyal customer base enabled us to execute in a difficult marketplace. In addition, we are excited about our new product introductions in 2009 in key categories such as skin care, eye, and lip and the positive response we’ve seen from consumers to date. We know we can’t change the macro trends in the economy, but we can and will remain acutely attuned to them, managing appropriately for both the near and long term and focusing our energy and resources on the things we can control.”

Financial Outlook

Given that the consumer environment remains uncertain and visibility remains constrained, the Company does not believe that it would be prudent or instructive to provide specific earnings guidance for fiscal 2009. However, in light of the unique circumstances impacting the current quarter, the Company is providing first quarter sales and earnings guidance. The Company does not anticipate providing quarterly guidance on a go-forward basis.

Myles McCormick, Chief Operating Officer/Chief Financial Officer, commented, “Due to the tightening of trade inventories across all consumer products, our first-quarter shipments have been adversely impacted. As a result of lower sell-in, we expect to see a meaningful decline in overall first quarter net sales versus the prior year. However, our corresponding domestic retail sell-through for the quarter is trending positive to last year. We do expect that once our retail partners adjust to their more conservative inventory positions that shipments will again approximate the pace of retail sales. As such, we do not view first quarter net sales trends to be indicative of full year expectations.”

Due to this shift in purchasing behavior, the Company expects first quarter 2009 net sales to decline in the teens on a percentage basis versus the prior year. As a result, earnings per share for the first quarter 2009 are expected to be in the range of $0.12 to $0.15 per diluted share.

Operating Segments

In the fourth quarter of fiscal 2008, the Company re-evaluated the way it internally reviewed its business performance and, in turn, changed its operating segments to be more geographically focused. The Company’s new segments include North America Retail, North America Direct to Consumer and International. For comparative purposes, the Company is including unaudited net sales based on its previous segment and channel disclosure.

Conference Call

Bare Escentuals, Inc. will host a conference call today, February 26, 2009 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call will be hosted by Leslie Blodgett, Chief Executive Officer; and Myles McCormick, Chief Operating Officer and Chief Financial Officer, and will be broadcast live over the Internet and will be accessible through the Investor Relations section of the Company’s website at http://ir.bareescentuals.com. The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at http://ir.bareescentuals.com.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the most exciting prestige cosmetic companies in the United States and the leader in mineral-based cosmetics. The company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its bareMinerals, RareMinerals, Buxom and md formulations brands worldwide.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations, the impact of our restructuring and estimates of our financial results and capital expenditures for future periods. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are also intended to identify forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to, changes in general economic or market conditions, including the adverse effects of a challenging and potentially worsening consumer and retail environment; our dependence on sales of our mineral-based foundation; our dependence on significant customers with whom we do not have long-term purchase commitments; the highly competitive nature of the beauty industry, and the adverse consequences if we are unable to compete effectively; the possibility that we might not manage our growth effectively or sustain our growth or profitability; the possibility that we might not be able to retain key executives and other personnel and recruit additional executives and personnel; the possibility that we might not be able to open and operate new boutiques successfully; our dependence on our suppliers to produce and deliver our products in a timely and cost-effective manner; the possibility that our media spending might not result in increased net sales or generate the levels of product and brand name awareness we desire; the possibility that we may be unable to repay or refinance our indebtedness, which was $241.0 million as of December 28, 2008; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, as well as our Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Eric C. Wong
Bare Escentuals, Inc.
(415) 489-5000

Andrew Greenebaum / Christine Gleim
ICR, Inc.
andrew.greenebaum@icrinc.com; christine.gleim@icrinc.com
(310) 954-1100

BARE ESCENTUALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except percentages and per share data)

	Three months ended				Year ended
	December 28, 2008		December 30, 2007		December 28, 2008		December 30, 2007
Sales, net	$147,090	100.0%	$144,608	100.0%	$556,165	100.0%	$511,000	100.0%
Cost of goods sold	41,662	28.3	40,574	28.1	154,690	27.8	147,558	28.9

Gross profit	105,428	71.7	104,034	71.9	401,475	72.2	363,442	71.1
Expenses:
Selling, general and administrative	56,202	38.2	50,081	34.6	208,565	37.5	180,338	35.3
Depreciation and amortization	3,542	2.4	2,442	1.7	12,049	2.2	7,277	1.4
Stock-based compensation	1,223	0.9	1,648	1.1	5,636	1.0	6,838	1.3

Operating income	44,461	30.2	49,863	34.5	175,225	31.5	168,989	33.1
Interest expense	(3,698)	(2.5)	(4,809)	(3.3)	(16,539)	(2.9)	(23,619)	(4.6)
Other income, net	128	0.1	407	0.3	819	0.1	1,706	0.3

Income before provision for income taxes	40,891	27.8	45,461	31.5	159,505	28.7	147,076	28.8
Provision for income taxes	16,304	11.1	18,488	12.8	61,544	11.1	59,008	11.6

Net income	$24,587	16.7%	$26,973	18.7%	$97,961	17.6%	$88,068	17.2%

Net income per share:
Basic	$0.27		$0.30		$1.07		$0.98

Diluted	$0.26		$0.29		$1.05		$0.95

Weighted-average shares used in per share calculations:
Basic	91,542		91,128		91,408		90,278

Diluted	92,890		93,286		93,184		93,026

BARE ESCENTUALS, INC. NET SALES BY BUSINESS SEGMENT (NEW FORMAT) (in thousands, except percentages)
	Three months ended				Year ended
	December 28, 2008		December 30, 2007		December 28, 2008		December 30, 2007
North America Retail	$87,332	59.4%	$80,796	55.9%	$320,008	57.5%	$279,016	54.6%
North America Direct To Consumer	41,130	28.0	51,524	35.6	170,229	30.6	191,867	37.5
International	18,628	12.6	12,288	8.5	65,928	11.9	40,117	7.9

Sales, net	$147,090	100.0%	$144,608	100.0%	$556,165	100.0%	$511,000	100.0%

BARE ESCENTUALS, INC.

NET SALES BY BUSINESS SEGMENT AND DISTRIBUTION CHANNEL (PREVIOUS FORMAT)

(in thousands, except percentages)

(Unaudited)

	Three Months Ended				Year Ended
	December 28, 2008		December 30, 2007		December 28, 2008		December 30, 2007
Retail
Infomercial	$22,071	15.0%	$30,941	21.4%	$100,656	18.1%	$126,209	24.7%
Boutiques	34,470	23.4	27,209	18.8	115,635	20.8	85,620	16.8

Total retail	56,541	38.4	58,150	40.2	216,291	38.9	211,829	41.5
Wholesale
Premium wholesale	49,312	33.5	45,704	31.6	180,687	32.5	163,835	32.1
Home shopping television	18,596	12.7	18,819	13.0	69,699	12.5	60,568	11.8
Spas and salons	15,978	10.9	17,893	12.4	65,109	11.7	57,026	11.1
International distributors	6,663	4.5	4,042	2.8	24,379	4.4	17,742	3.5

Total wholesale	90,549	61.6	86,458	59.8	339,874	61.1	299,171	58.5

Sales, net	$147,090	100.0%	$144,608	100.0%	$556,165	100.0%	$511,000	100.0%

BARE ESCENTUALS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 28, 2008	December 30, 2007
Cash and cash equivalents	$47,974	$32,117
Inventories	92,576	59,643
Accounts receivable, net of allowances	42,304	43,369
Total current assets	203,167	151,932
Total assets	299,781	223,905
Accounts payable	16,534	22,041
Accrued liabilities	20,260	25,141
Total current liabilities	57,063	67,731
Current portion of long-term debt	17,216	17,901
Long-term debt	223,808	247,032
Total stockholders’ equity (deficit)	$(308)	$(104,487)